Press Release, November 5, 2011

U.S. Precious Metals, Inc. Announces the Restructure of their Board of Directors

Lithia, Florida,--(Business Wire)—U.S. Precious Metals, Inc. (OTCB:USPR) announced today a restructure of its corporate management and Board.  Mr. Jack Wagenti (age 74) resigned from all positions in the company and as a member of the board of directors. Mr. Wagenti held the positions of Chairman, CFO, Secretary, Treasurer and was a director of the Company.  Mr. Jerry Pane, interim Chief Executive Officer, paid tribute to Mr. Wagenti for all his time and efforts over the last 10 years, “Jack has been involved with USPR since its inception and has contributed time and time again to moving this company in the right direction. We would like express our appreciation for all that he has done and wish him every success going forward.”

The Board of Directors’ appointed Mr. David Cutler as the Company’s new Chief Financial Officer. Mr. Cutler is a CPA with a proven track record of providing both strong financial control and strategic direction to growth companies in both the public and private sectors. The addition of Mr. Cutler’s financial expertise to the Company’s management team is a vital step in USPR’s development. Mr. Cutler stated “I look forward to working with USPR’s management team to build USPR into a company that we can all be proud of and that will create exceptional value for all its stakeholders”.

The Board of Directors’ also appointed Mr. John Gildea as Chairman of the Company replacing Mr. Wagenti. Mr. Gildea is currently an acting board member. Mr. Gildea is quoted, “I am delighted to be given this responsibility at this very exciting time in the development of USPR. I am looking forward to working with the rest of the board and management in maximizing the potential of USPR”.  In addition, Mr.  Gildea also takes over the roll of Chief Operating Officer from Mr. Daniel Luciano who resigned in that capacity. This move will allow Mr. Luciano more time to concentrate on his legal counsel duties going forward.

About U.S. Precious Metals, Inc.:

USPR is a precious metal exploration company headquartered in Lithia, Florida and operating in Mexico through its Mexican subsidiary, U.S. Precious Metals de Mexico, S.A. de C.V.  USPR owns significant exploration and exploitation rights to approximately 37,000 acres of land in country-regioncountry-regionMichoacan, country-regionMexico.  USPR’s common stock is quoted on the OTC Bulletin Board under the symbol “USPR.”

Statements contained herein that are not based upon current or historical fact are forward-looking statements. Such forward-looking statements relate to future events and future operating results, performance, prospects and opportunities. The use of terms such as "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to USPR, or its management, identify forward-looking statements. These forward-looking statements are based on information currently available to USPR and USPR's current plans, intentions and expectations and include statements regarding the potential of the Mexican concessions . Forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause USPR's actual results, performance, prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our ability to raise the funding necessary to retain the professionals necessary to execute our plan and the other factors, including risk factors, discussed in ours Annual Report on Form 10-K for the fiscal year ended May 31, 2010, filed with the U.S. Securities and Exchange Commission on September 14, 2010 as well as the quarterly 10-Q Reports filed during the last three quarters of fiscal year 2010. Except as required by the Federal securities law, USPR does not undertake any obligation to revise or update any forward-looking statements contained herein after the date hereof

SOURCE: U.S. Precious Metals, Inc.

CONTACT:

U.S. Precious Metals, Inc.

John Gildea, Chairman of the Board

(813) 260-1865

http://www.usprgold.com